Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

CLASS B COMMON STOCK

OF

NAVISTAR INTERNATIONAL CORPORATION

(Pursuant to Section 243

of the Delaware General Corporation Law)

Navistar International Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: Article Fourth of the Corporation’s Restated Certificate of Incorporation authorizes the issuance of 26,000,000 shares of Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”).

SECOND: The Board of Directors of the Corporation has adopted a resolution retiring 25,641,545 shares of Class B Common Stock (the “Retired Shares”).

THIRD: Article Fourth of the Corporation’s Restated Certificate of Incorporation prohibits the reissuance of the Retired Shares.

FOURTH: Pursuant to the provisions of Section 243 of the Delaware General Corporation Law, the authorized number of shares of Class B Common Stock is hereby reduced from 26,000,000 to 358,455 and the total number of authorized shares of stock of the Corporation is hereby reduced accordingly.

FIFTH: That this Certificate of Retirement shall be effective on April 19, 2013.

[Signature page follows]

IN WITNESS WHEREOF, Navistar International Corporation has caused this certificate to be signed by its duly authorized officer on the date set forth below.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt A. Kramer
Name: Title:	Curt A. Kramer Secretary

Dated:	April 19, 2013